UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM SD
Specialized Disclosure Report
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Kratos Defense & Security Solutions, Inc.
(Exact Name of Registrant as Specified in its Charter)
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Delaware
(State or Other Jurisdiction of Incorporation)

001-34460	13-3818604
(Commission File Number)	(IRS Employer Identification Number)
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1 Chisholm Trail, Round Rock, TX 92131

(Address of Principal Executive Offices, Including Zip Code)
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Marie Mendoza
Kratos Defense & Security Solutions, Inc.
(858) 812-7300

(Name and Telephone Number, Including Area Code, of Person to Contact in Connection with this Report)
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Check the appropriate to indicate the rule pursuant to which this form is being filed, and provide the period to which the information in this form applies:

☒	Rule 13p-1 under the Securities Exchange Act (17 CFR 240.13p-1) for the reporting period from January 1 to December 31, 2020.

Section 1 - Conflict Minerals Disclosure
Item 1.01    Conflict Minerals Disclosure and Report
This Form SD of Kratos Defense & Security Solutions, Inc. (the "Company) is filed pursuant to Rule 13p-1 promulgated under the Securities Exchange Act of 1934, as amended, for the reporting period January 1, 2020 to December 31, 2020.

A copy of the Company's Conflict Minerals Report is provided as Exhibit 1.01 to this Form SD and is publicly available on the Company’s website, http://www.kratosdefense.com/about-kratos/ethics-and-compliance.
Item 1.02     Exhibit

The Company has filed the Conflict Minerals Report required by Form SD as Exhibit 1.01 hereto.

Section 2 - Exhibits

Item 2.01     Exhibits

The following exhibit is filed as part of this report.

Exhibit 1.01	Conflict Minerals Report of Kratos Defense & Security Solutions, Inc. as required by Item 1.01 and 1.02 of this Form.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Kratos Defense & Security Solutions, Inc.

Date: June 1, 2021	By:	/s/ Marie Mendoza
	Name:	Marie Mendoza
	Title:	Senior Vice President, General Counsel and Secretary